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                                                                     EXHIBIT 4.4

                             BOIS D'ARC ENERGY, LLC
                             600 TRAVIS, SUITE 6275
                              HOUSTON, TEXAS 77002

as of July 21, 2004

Ms. Sally Lynn Blackie
BetsWest Interests, L.P.
5900 Highway 290 East
Brenham, Texas 77833

      Re:   Bois d'Arc Energy, LLC Contribution Agreement
            Supplemental Agreement

Dear Ms. Blackie:

      Bois d'Arc Energy, LLC (the "Company") has offered to you and/or your limited partnership BetsWest Interests, L.P. ("BetsWest") the opportunity to contribute the working interest you and/or BetsWest own in offshore Gulf of Mexico oil and gas leases to Bois d'Arc Properties, LP, a wholly owned subsidiary of the Company, in return for the issuance of membership units in the Company. The details and mechanics of this proposed transaction are set forth in the Contribution Agreement and Private Place Memorandum previously delivered to you. Capitalized terms used herein and not otherwise defined will have the meanings assigned to such terms in the Contribution Agreement.

      You and the Company hereby agree as follows:

      1.    (a)   If the Company determines to register under the Securities
Act shares of common stock of the Company (as converted to a corporation as provided in Section 17.6 of the Operating Agreement) for its own account and pursuant to an initial public offering, the Company shall use its reasonable best efforts to include in such registration the shares issued to you pursuant to the conversion, as you request, but not to exceed 50% of the number of shares so issued to you on the same terms and conditions as shares of common stock offered by the Company for its own account. You will be required to give the Company written notice of the number of shares you so desire to register within 30 days after the date the Company notifies you of its intent to effect a registration. If the Company's underwriters advise the Company that in their reasonable opinion the number of shares requested to be included in such registration exceeds the number which can be sold in the offering without adversely affecting the marketability of the offering, the number of shares to be included by you will be reduced accordingly prior to any reductions by the Company. If any other holder of common stock has registration rights and such holder (or holders) has exercised its (or their) registration rights, the number of shares to be included by such other holder (or holders) will be reduced prior to any reduction in the number of shares to be included by you. You agree to execute and deliver all agreements that may be requested by the Company or the underwriters that are customary for

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Ms. Sally Lynn Blackie
as of July 21, 2004
Page 2

selling shareholders in a transaction of this nature. If the Company determines not proceed with a registration, it shall be relieved of any further obligation under this Section 1.

            (b) The Company shall (i) furnish to you such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including, without limitation, each preliminary prospectus) and such other documents as you may reasonably request in order to facilitate the disposition of your common stock of the Company, (ii) use its reasonable best efforts to cause all such common stock to be listed on each securities exchange or exchanges or automated quotation system upon which securities of the Company of the same class are then listed, and (iii) use its reasonable best efforts to comply with all applicable rules and regulations of the Securities and Exchange Commission and applicable state securities authorities.

            (c) You will be responsible for your own legal fees incurred in connection with the offering.

            (d) The Company agrees to indemnify and hold harmless you and BetsWest from and against any and all losses, claims, damages and liabilities (including, without limitation, reasonable legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted), arising out of any untrue statement or alleged untrue statement of a material fact contained in the registration statement or any prospectus, or arising out of any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages or liabilities arise out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to you furnished to the Company in writing by you expressly for use therein.

            (e) You agree to indemnify and hold harmless the Company and its affiliates (and their officers and directors (or analogous principals)) from and against any and all losses, claims, damages and liabilities (including, without limitation, reasonable legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted), arising out of any untrue statement or alleged untrue statement of a material fact contained in the registration statement or any prospectus, or arising out of any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, insofar as such losses, claims, damages or liabilities arise out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to you furnished to the Company in writing by you expressly for use therein.

      2. This supplemental agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matters hereof and supersedes any and all prior and contemporaneous negotiations, agreements, arrangements and understandings between the

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Ms. Sally Lynn Blackie
as of July 21, 2004
Page 3

parties, written or oral, relating to the matters provided for herein, including without limitation, the matters set forth in paragraph 9 of the letter agreement dated July 21, 2004 among you, the Company and certain other persons, provided the remaining terms of such letter agreement, including paragraphs 1-8 thereof, remain in full force and effect.

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Ms. Sally Lynn Blackie
as of July 21, 2004
Page 4

      The Company encourages you to discuss this supplemental agreement with your attorneys and counselors. This agreement will be effective upon execution by all parties hereto and shall be effective as of July 1, 2004. This agreement may be executed in multiple counterparts, all of which together shall constitute one instrument.

                                   Sincerely,

                                   BOIS D'ARC ENERGY, LLC

                                   By: /s/ Roland O. Burns
                                       -----------------------------------------
                                       Roland O. Burns,
                                       Senior Vice President and Chief Financial
                                       Officer

cc:   Gary W. Blackie, President

Agreed and Accepted:

/s/ Sally L. Blackie
--------------------------------
Sally Lynn Blackie, Individually

BETSWEST INTERESTS, L.P.

By: JO Arc Resources, Inc.,
   ------------------------
   general partner

By: /s/ Sally L. Blackie
   -----------------------------
   Sally Lynn Blackie, President